Exhibit 17.1

TO: GAME PLAN HOLDINGS, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

Dear Sirs and Madams:

I, Charles Hazzard, the undersigned, do hereby resign as Chief Executive Officer of Game Plan Holdings, Inc., a Nevada corporation, effective March 1, 2013.

DATED this 1st day of March, 2013

/s/ Charles Hazzard

Charles Hazzard